Exhibit 99.2

Century Communities Announces Expiration of its Cash Tender Offer for Any and All of its 6.875% Senior Notes due 2022

GREENWOOD VILLAGE, Colorado (May 23, 2019) – Century Communities, Inc. (NYSE: CCS) today announced that its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the Company’s 6.875% Senior Notes due 2022 (CUSIP No. 156504 AB8 / ISIN No. US156504AB81) (the “2022 Notes”) expired at 5:00 p.m., New York City time, on May 22, 2019 (the “Expiration Time”). As of the Expiration Time, $189,339,000 aggregate principal amount of the 2022 Notes (49.18%) were validly tendered, which excludes the aggregate principal amount of the 2022 Notes that remains subject to guaranteed delivery procedures. The Company expects to accept for payment all such 2022 Notes validly tendered and not validly withdrawn in the Tender Offer, and expects to make payment for the 2022 Notes on May 23, 2019, except as provided hereinafter. The Company expects to make payment for any such 2022 Notes validly tendered and not validly withdrawn pursuant to the guaranteed delivery procedures on May 28, 2019. The Tender Offer was subject to the Company’s successful completion of its previously announced private offering of new senior notes due 2027 (the “Financing Condition”), and the Financing Condition was satisfied on May 23, 2019.

On May 10, 2019, the Company issued a notice of redemption calling for redemption all of the remaining outstanding 2022 Notes not validly tendered and purchased in the Tender Offer. Such redemption is being made pursuant to the terms of the Indenture relating to the 2022 Notes.

This press release does not constitute an offer to buy or the solicitation of an offer to sell any securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements based on current expectations. By their nature, forward-looking statements require us to make assumptions and are subject to important known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from those set forth in the forward-looking statements. For additional information regarding these risks and uncertainties, and the assumptions underlying the forward-looking statements, please refer to the Offer to Purchase.

For Information:

Investor Relations

303-268-8398

InvestorRelations@CenturyCommunities.com